                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement            [ ] Confidential, for Use of the Commission Only
                                               (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              M & F WORLDWIDE CORP.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X]     No fee required.
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   (1)     Title of each class of securities to which transaction applies:

   (2)     Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)     Proposed maximum aggregate value of transaction:

   (5)     Total fee paid:

   [ ]     Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

   (1)     Amount Previously Paid:

   (2)     Form, Schedule or Registration Statement No.:

   (3)     Filing Party:

   (4)     Date Filed:

                              M & F WORLDWIDE CORP.
                               35 EAST 62ND STREET
                            NEW YORK, NEW YORK 10021
                                TEL: 212-572-8600




                                             April 8, 2002



To Our Stockholders:


     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of M & F Worldwide Corp. to be held at the offices of the Company's wholly-owned subsidiary, Mafco Worldwide Corp., Third Street & Jefferson Avenue, Camden, New Jersey on Thursday, May 23, 2002, at 2:00 p.m. local time.

     The business of the meeting will be to elect directors and ratify the selection of independent auditors for 2002. Information on each of these matters can be found in the accompanying Proxy Statement.

     While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope as soon as conveniently possible.

                                           Sincerely,


                                           Howard Gittis
                                           Chairman of the Board, President
                                           and Chief Executive Officer

                              M & F WORLDWIDE CORP.
                               35 EAST 62ND STREET
                            NEW YORK, NEW YORK 10021
                                TEL: 212-572-8600



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of
M & F Worldwide Corp.:

     Notice is hereby given that the 2002 Annual Meeting of Stockholders of M & F Worldwide Corp., a Delaware corporation (the "Company"), will be held on the 23rd day of May 2002 at 2:00 p.m., local time, at the offices of the Company's wholly-owned subsidiary, Mafco Worldwide Corp., Third Street & Jefferson Avenue, Camden, New Jersey for the following purposes:

     1. To elect the nominees for the Board of Directors of the Company to serve until the annual meeting in 2005 and until such directors' successors are duly elected and shall have qualified.

     2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2002.

     3. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

     A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 25, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 38 East 63rd Street, New York, New York 10021, at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

     To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

                                        By Order of the Board of Directors


                                        M & F WORLDWIDE CORP.


April 8, 2002



                 PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
                  PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
                   THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
                         IN ACCORDANCE WITH YOUR WISHES.

                              M & F WORLDWIDE CORP.

                               -------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 23, 2002

                               -------------------


     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of M & F Worldwide Corp., a Delaware corporation (the "Company"), of proxies to be voted at the 2002 Annual Meeting of Stockholders to be held on the 23rd day of May 2002 at 2:00 p.m., local time, at the offices of the Company's wholly-owned subsidiary, Mafco Worldwide Corp., Third Street & Jefferson Avenue, Camden, New Jersey and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about April 10, 2002.

     At the Annual Meeting, the Company's stockholders will be asked (1) to elect the following persons as directors of the Company until the Company's annual meeting in 2005 and until such directors' successors are duly elected and shall have qualified: Jaymie A. Durnan, Lance Liebman and Stephen G. Taub; (2) to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2002; and (3) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

     The principal executive offices of the Company are located at 35 East 62nd Street, New York, New York 10021 and the telephone number is 212-572-8600.


SOLICITATION AND VOTING OF PROXIES; REVOCATION

     All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement, and FOR ratification of the selection of Ernst & Young LLP as the Company's auditors. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 35 East 62nd Street, New York, New York 10021, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

     The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.


RECORD DATE; OUTSTANDING SHARES; VOTING AT THE ANNUAL MEETING

     Only holders of record of the Company's voting stock (the "Voting Stock") at the close of business on the Record Date were entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 26,470,091 shares of Voting Stock, consisting of 19,621,271 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote and 6,848,820 shares of the Company's Series B Non-Cumulative Perpetual Participating Preferred Stock, par value $0.01 per share (the "Preferred Stock"), each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Voting Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Any stockholder present (including broker non-votes) at the Annual Meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists. With respect to all matters considered at the Annual Meeting (other than the election of directors), an abstention (or broker non-vote) has the same effect as a vote against the proposal. Abstentions from voting on the election of directors (including broker non-votes) will have no effect on the outcome of the vote.

     The affirmative vote of a plurality of the votes cast is required to elect the nominees for the Board of Directors of the Company. The affirmative vote of a majority of the shares of Voting Stock present in person or represented by proxy is required to ratify the selection of Ernst & Young LLP.

     Mafco Consolidated Group Inc. ("Mafco Consolidated"), which beneficially owns 6,648,800 shares of the outstanding Common Stock, which is approximately 25.12% of the outstanding Voting Stock as of the Record Date, has informed the Company of its intention to vote its shares of Common Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement and FOR ratification of the selection of Ernst & Young LLP as the Company's auditors. PX Holding Corporation ("PX Holding"), which beneficially owns 1,500,000 shares of the outstanding Common Stock, which is approximately 5.67% of the outstanding Voting Stock as of the Record Date and 6,848,820 shares of the Preferred Stock, which is approximately 25.87% of the Voting Stock as of the Record Date, has informed the Company of its intention to vote its shares of Voting Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy statement and FOR ratification of the selection of Ernst & Young LLP as the Company's auditors. Mafco Consolidated and PX Holding are wholly owned by Mafco Holdings Inc. ("Mafco Holdings"), the sole stockholder of which is Ronald O. Perelman, Chairman of the Executive Committee of the Board of Directors of the Company. Accordingly, since Mafco Consolidated and PX Holding beneficially own, in the aggregate, 56.66% of the Voting Stock, the affirmative vote of Mafco Consolidated and PX Holding is sufficient, without the concurring vote of any other stockholder of the Company, to constitute a quorum, elect the director nominees and approve the other proposal being voted upon.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Board of Directors consists of Ronald O. Perelman, Jaymie A. Durnan, Theo W. Folz, Howard Gittis, J. Eric Hanson, Ed Gregory Hookstratten, Lance Liebman, Paul M. Meister, Bruce Slovin and Stephen G. Taub. The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided as evenly as possible into three classes.

     The Board of Directors has nominated Messrs. Durnan, Liebman and Taub for election as directors at the Annual Meeting to serve until the annual meeting in 2005. Messrs. Durnan, Liebman and Taub are currently members of the Board of Directors whose terms expire at the Annual Meeting and, except as herein stated, the proxies solicited hereby will be voted FOR their election. The Board of Directors has been informed that Messrs. Durnan, Liebman and Taub are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

     Directors of the Company will be elected by a plurality vote of the outstanding shares of Voting Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the election of directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.


DIRECTORS AND DIRECTOR NOMINEES

     The name, age (as of March 29, 2002), principal occupation, selected biographical information and period of service as a director of the Company of each director and director nominee are set forth hereafter.

     RONALD O. PERELMAN (59) has been a director and Chairman of the Executive Committee of the Board of Directors since 1995 and was Chairman of the Board of the Company from 1995 to 1997. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings and MacAndrews & Forbes Holdings Inc. (together with Mafco Holdings, "MacAndrews & Forbes"), diversified holding companies, and various affiliates since 1980. Mr. Perelman also is Chairman of the Board of Panavision Inc. ("Panavision"), Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman also is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"): Golden State Bancorp Inc., Golden State Holdings Inc., Panavision, Revlon Products, Revlon, and REV Holdings Inc. Mr. Perelman's term as a director of the Company expires in 2004.

         JAYMIE A. DURNAN (48) has been a director of the Company since 1995. Mr. Durnan has been the Special Assistant and Chief of Staff to the Deputy Secretary of Defense since 2001. Prior to that, Mr. Durnan was a private equity investor with Radius Capital Partners, LLC. He was Senior Vice President of MacAndrews & Forbes and various affiliates from 1996 to 1999, Vice President of MacAndrews & Forbes and various affiliates from 1992 to 1996 and Special Counsel to the Chairman of MacAndrews & Forbes from 1992 to 1999. Mr. Durnan was an attorney with the law firm of Marks & Murase from 1990 to 1992 and a United States Navy officer from 1975 to 1990. Mr. Durnan's term as a director of the Company expires in 2002.

     THEO W. FOLZ (58) has been a director of the Company since 1996. He served as President and Chief Executive Officer from 1996 to 1999 and as Chairman of the Board from 1997 to 1999. Mr. Folz has been President and Chief Executive Officer of Consolidated Cigar Corporation and its successor company Altadis U.S.A., a leading manufacturer of cigars, pipe tobacco and smokers' accessories, since 1984. Mr. Folz's term as a director of the Company expires in 2004.

     HOWARD GITTIS (68) has been a director of the Company since 1995. He has served as Chairman of the Board, President and Chief Executive Officer since 2000. Mr. Gittis has been Vice Chairman of MacAndrews & Forbes and various affiliates since 1985. Mr. Gittis also is a director of the following corporations which file reports pursuant to the Exchange Act: Golden State Bancorp Inc., Golden State Holdings Inc., Jones Apparel Group, Inc., Loral Space & Communications Ltd., Revlon Products, Revlon, REV Holdings Inc. and Sunbeam Corporation. Mr. Gittis' term as a director of the Company expires in 2003.

     J. ERIC HANSON (55) has been a director of the Company since 1995. Mr. Hanson has been a Managing Director at Alpha Private Equity Group since 2000. He was Executive Vice President-Finance and Administration of the Company from 1997 to 2000. Mr. Hanson was Senior Vice President of MacAndrews & Forbes and various affiliates from 1994 to 1999 and was Vice President of MacAndrews & Forbes and various affiliates from 1993 to 1994. Mr. Hanson's term as a director of the Company expires in 2003.

     ED GREGORY HOOKSTRATTEN (69) has been a director of the Company since 1997. He has been engaged in private law practice, specializing in entertainment law as a partner in Hookstratten & Hookstratten for more than the past five years. Mr. Hookstratten's term as a director expires in 2004.

     LANCE LIEBMAN (60) has been a director of the Company since 1995. Professor Liebman is William S. Beinecke Professor of Law at Columbia Law School and Director of the American Law Institute. He was Dean of Columbia Law School from 1991 to 1996. From 1976 to 1991, Professor Liebman was Professor of Law at Harvard Law School and from 1981 to 1984 also held the position of Associate Dean. Professor Liebman is a director of Greater New York Insurance

Co., Brookfield Financial Properties, Inc. and Tarragon Realty Investors, Inc. Professor Liebman's term as a director of the Company expires in 2002.

     PAUL M. MEISTER (49) has been a director of the Company since 1995. Mr. Meister has been Executive Vice President and Vice Chairman of the Board of Fisher Scientific International, Inc. (scientific instruments, equipment and supplies) ("Fisher") since March 2001 and was Executive Vice President, Vice Chairman and Chief Financial Officer from March 1998 to March 2001. Mr. Meister was Senior Vice President-Chief Financial Officer of Fisher from 1991 to 1998, was Senior Vice President of Abex, Inc. from 1992 to 1995 and Managing Director-Chief Financial Officer of The Henley Group Inc. from 1990 to 1992. Mr. Meister is a director of the following corporations which file reports pursuant to the Exchange Act: Fisher, The General Chemical Group, Inc., GenTek Inc. and Minerals Technologies, Inc. Mr. Meister's term as a director of the Company expires in 2003.

     BRUCE SLOVIN (66) has been a director of the Company since 1995 and an executive officer of MacAndrews & Forbes and various affiliates since 1980. Mr. Slovin is a director of the following corporations which file reports pursuant to the Exchange Act: Cantel Industries, Inc., Continental Health Affiliates, Inc. and Infu-Tech, Inc. Mr. Slovin's term as a director of the Company expires in 2004.

     STEPHEN G. TAUB (50) has been a director of the Company since 1998. Mr. Taub was elected President and Chief Executive Officer of Mafco Worldwide Corporation ("Mafco Worldwide") in 1999 and served as President and Chief Operating Officer of Mafco Worldwide from 1993 to 1999. Mr. Taub was elected Senior Vice President in 1987 and his responsibilities included the manufacturing, botanical and spice operations of Mafco Worldwide, as well as product marketing to the confectionery and pharmaceutical industries in Western Europe. Mr. Taub joined Mafco Worldwide in 1975 as an Industrial Engineer and in 1982 became Vice President of Manufacturing. Mr. Taub's term as a director of the Company expires in 2002.


BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee; it does not have a Nominating Committee.

     The Executive Committee consists of Messrs. Perelman, Folz and Gittis. The Executive Committee may exercise all of the powers and authority of the Board of Directors, except as otherwise provided under the Delaware General Corporation Law. The Audit Committee, consisting of Messrs. Hookstratten, Liebman and Meister, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Compensation Committee, consisting of Messrs. Gittis,

Hookstratten and Liebman, makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Compensation Committee considers and awards options to purchase shares of Common Stock pursuant to the Company's stock option plans.

     During 2001, the Board of Directors held eight meetings and acted once by unanimous written consent, the Audit Committee held six meetings and the Compensation Committee acted twice by unanimous written consent. During 2001, the Executive Committee of the Board of Directors acted twice by unanimous written consent.


COMPENSATION OF DIRECTORS

     Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $25,000 retainer fee, payable in monthly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.


EXECUTIVE OFFICERS

     The following table sets forth as of the date hereof the executive officers of the Company, the chief executive and chief financial officers of Pneumo Abex Corporation, which operates the Company's licorice and flavors business under the name Mafco Worldwide Corporation and the chief executive and chief financial officers of Panavision, which operates the Company's camera, lighting and digital intermediates business under the name Panavision.

NAME                                                 POSITION
----                                                 --------
Howard Gittis              Chairman, President and Chief Executive Officer
Barry F. Schwartz          Executive Vice President and General Counsel
Todd J. Slotkin            Executive Vice President and Chief Financial Officer
Stephen G. Taub            President and Chief Executive Officer of Mafco Worldwide
John S. Farrand            President and Chief Executive Officer of Panavision
Peter W. Grace             Senior Vice President-Finance, Treasurer and Secretary
                           of Mafco Worldwide
Scott L. Seybold           Executive Vice President and Chief Financial Officer of Panavision

     For biographical information about Messrs. Gittis and Taub, see "Directors and Director Nominees."

     BARRY F. SCHWARTZ (52) has been Executive Vice President and General Counsel of the Company since 1996. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1989 to 1993.

     TODD J. SLOTKIN (49) has been Executive Vice President and Chief Financial Officer of the Company since 1999. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various affiliates since 1999 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1992 to 1999. Prior to 1992, Mr. Slotkin was Senior Managing Director and Senior Credit Officer of Citicorp.

     JOHN S. FARRAND (57) has been the President and Chief Executive Officer of Panavision since 1999 and was President and Chief Operating Officer of Panavision from 1985 to 1998. He has been a director of Panavision since 1996. From 1980 to 1985, Mr. Farrand was employed by Warner Communications Inc. in several senior executive positions. He was President of its Atari Coin-Operated Games Division and subsequently was appointed President and Chief Operating Officer of Atari Holdings, Inc. Prior to 1980, Mr. Farrand spent 14 years with Music Hire Group Limited, a U.K. company specializing in coin-operated music systems (juke boxes), and from 1973 to 1980 served as Managing Director. Mr. Farrand is a member of the Academy of Motion Picture Arts and Sciences, a member of the Society of Motion Picture and Television Engineers and an associate member of the American Society of Cinematographers.

     PETER W. GRACE (57) has been Senior Vice President-Finance of Mafco Worldwide since 1993. Mr. Grace joined Mafco Worldwide in 1978 as Controller and was elected Vice President in 1982, responsible for all domestic and international accounting, treasury and MIS functions.

     SCOTT L. SEYBOLD (45) has been Executive Vice President and Chief Financial Officer of Panavision since 1999. Immediately prior to joining Panavision, Mr. Seybold was Director, Corporate Planning for Harman International, Inc. From 1981 to 1994, he held various financial management positions with Allergan, Inc. and Smith International, Inc.


EXECUTIVE COMPENSATION

     The compensation paid to the Company's chief executive officer, the chief executive and chief financial officers of Mafco Worldwide and the chief executive and chief financial officers of Panavision, for all services rendered during each of the three years ended December 31, 1999, 2000 and 2001 is set forth in the following Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                              ANNUAL COMPENSATION                  AWARDS
                             --------------------------------------------------------------------------------
                                                                                  Number of
                                                                      Other       Securities         All
                                                                      Annual      Underlying        Other
Name and                                                           Compensation    Options/      Compensation
Principal Position           Year    Salary ($)(a)   Bonus ($)(a)      ($)         SARs(#)           ($)
------------------           ----    -------------   ------------      ---         -------           ---
Howard Gittis                2001          0              0             0             0               0
President and Chief          2000          0              0             0             0               0
Executive Officer

Stephen G. Taub(b)           2001       685,000        753,500          0             0             7,986
President and Chief          2000       640,000        672,000          0             0            12,057
Executive Officer of         1999       600,000        660,000          0          200,000         15,000
Mafco Worldwide

John S. Farrand(c)           2001      1,000,000          0             0             0           149,738
President and Chief          2000       900,000        810,600          0          100,000         33,984
Executive Officer of         1999       800,000        706,000          0          200,000         28,411
Panavision

Peter W. Grace (b)           2001       196,000        215,000          0             0            8,877
Senior Vice President-       2000       192,000        201,600          0             0            6,428
Finance of Mafco Worldwide   1999       186,500        205,150          0           35,000         7,943


Scott L. Seybold (c)         2001       279,400           0             0             0           40,064
Executive Vice President     2000       243,058        213,900          0           30,000        31,911
and Chief Financial          1999       116,615         55,000          0           20,000        15,885
Officer of Panavision


(a) Includes salary and bonus paid or accrued during the year indicated. Messrs. Schwartz and Slotkin, like Mr. Gittis, receive no compensation, directly or indirectly, from the Company. However, in accordance with Staff Accounting Bulletin 79 "Accounting for Expenses and Liabilities Paid by Principal Stockholder(s)," the value of the services devoted by Messrs. Gittis, Schwartz and Slotkin to the affairs of the Company during 2001 in the amount of $1.5 million is reflected in the consolidated financial statements of the Company as compensation expense and a corresponding increase to paid-in-capital.

(b) The amounts reported for Messrs. Taub and Grace under All Other Compensation represent the costs associated with life and disability insurance reimbursements, supplemental medical and dental expense benefits and matching contributions by Mafco Worldwide under its 401(k) plan.

(c) The amounts reported for Messrs. Farrand and Seybold under All Other Compensation consist of life insurance premiums, matching contributions by Panavision under its 401(k) plan, proceeds from a vacation buy-back program and premiums and reimbursements under Panavision's health insurance program.

STOCK OPTION TRANSACTIONS IN 2001

     There were no stock options to acquire the Company's Common Stock granted in 2001 to executive officers named in the Summary Compensation Table.


AGGREGATED OPTION/SAR EXERCISES IN 2001 AND YEAR END 2001 OPTION/SAR VALUES

     The following table shows, for 2001, the number of stock options to acquire the Company's Common Stock exercised and the 2001 year-end value of the options held by the executive officers named in the Summary Compensation Table:

                                                           Number of Shares
                                                              Underlying            Value of Unexercised
                                                             Unexercised                In-the-Money
                                                           Options/SARs at              Options/SARs
                     Shares Acquired       Value               Year End                 at Year End
       Name          on Exercise (#)    Realized ($)   Exercisable/Unexercisable  Exercisable/Unexercisable
       ----          ---------------    ------------   -------------------------  -------------------------
Howard Gittis               0                0                   0/0                        0/0
Stephen G. Taub             0                0                350,000/0                     0/0
John S. Farrand             0                0                   0/0                        0/0
Peter W. Grace              0                0                70,000/0                      0/0
Scott L. Seybold            0                0                   0/0                        0/0

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is comprised of Messrs. Hookstratten, Liebman and Meister, who are "independent" as such term is defined in the relevant portion of the listing standards of the New York Stock Exchange ("NYSE"). The overall responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board. The Committee has the responsibility to evaluate the independent auditors and, if appropriate, recommend to the Board their replacement. The Committee must discuss with the auditors the scope and plan for the audit, and with both the auditors and management the adequacy and effectiveness of the Company's financial and accounting controls. The Committee also reviews with both management and the auditors the Company's quarterly and annual financial statements; it passes upon the quality of accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board (the "ISB"). The ISB was created jointly by the Securities and Exchange Commission (the "SEC") and the American Institute of Certified Public Accountants as the standards-setting body to provide leadership in improving independence requirements for auditors from their audit clients.

     The Committee discussed with the Company's independent auditors the overall scope and plans for their audit of the Company's financial statements. It met with the independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Committee also considered whether any non-audit services provided to the Company by Ernst & Young LLP were compatible with maintaining the auditors' independence from management and the Company.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2001 for filing with the SEC.


                                                     THE AUDIT COMMITTEE
                                                     Paul M. Meister, Chairman
                                                     Ed Gregory Hookstratten
                                                     Lance Liebman

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of Messrs. Gittis, Hookstratten and Liebman. The Compensation Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees, including Mafco Worldwide, but excluding Panavision, whose compensation and benefit policies and practices are determined by the Panavision Compensation and Stock Option Committee. In accordance with rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers.

     COMPENSATION POLICIES. The overall objectives of the Company's compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through a stock option plan and to recognize individual contributions as well as overall business results. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive's compensation to performance.

     The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and stock option awards. An executive officer's annual base salary represents the fixed component of such executive officer's total compensation, and variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee's policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

     BASE SALARIES. Base salaries for executive officers are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and its predecessors.

     Salary adjustments are based on a periodic evaluation of the performance of the Company and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect any corporate transactions that have been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

     ANNUAL INCENTIVE COMPENSATION AWARDS. The variable compensation payable annually to executive officers generally consists principally of annual incentive compensation awards. Annual incentive compensation is payable pursuant to contractual provisions with certain executives which provide eligibility to receive bonuses under Mafco Worldwide's Performance Bonus Plan.

Under the Performance Bonus Plan, the participants are eligible to receive annual performance bonus awards based upon achievement of performance goals established by the Compensation Committee and set forth in their respective employment agreements. Performance goals under the Performance Bonus Plan are based upon the achievement of EBITDA goals set forth in Mafco Worldwide's business plan during each calendar year. The payments under the Performance Bonus Plan may not exceed $1,000,000 with respect to any participant in any calendar year and shall not be made unless the Compensation Committee certifies that the performance goals with respect to the applicable year have been met. The annual incentive compensation earned by the executives with respect to 2001 was determined in accordance with such provisions. In addition, executive officers of the Company may be awarded discretionary bonuses by the Compensation Committee.

     OTHER INCENTIVE COMPENSATION AWARDS. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of stock options is set at a price equal to the market price of the Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Common Stock rises. The Compensation Committee believes that these stock options more closely align the executives' interests with those of its stockholders, and focus management on building profitability and long-term stockholder value.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Gittis has served as Chief Executive Officer of the Company since December 7, 2000. Since that date he has received no compensation, directly or indirectly, from the Company.

     TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Compensation Committee attempts to ensure full deductibility of compensation in light of the limitation on the deductibility of certain compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Performance Bonus Plan and the Company's stock option plans, described elsewhere in this Proxy Statement, are designed so as to cause stock options and bonuses granted thereunder to be exempt from the limitations contained in such Section 162(m).

                                                 THE COMPENSATION COMMITTEE

                                                 Howard Gittis, Chairman
                                                 Ed Gregory Hookstratten
                                                 Lance Liebman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Howard Gittis who is a non-employee officer of the Company, and Ed Gregory Hookstratten and Lance Liebman, neither of whom is an officer or employee of the Company or its subsidiaries.


EMPLOYMENT ARRANGEMENTS

     Messrs. Gittis, Schwartz and Slotkin have no employment agreement with the Company and each serves at the pleasure of the Board of Directors. They receive no compensation, directly or indirectly, from the Company.

     The chief executive and chief financial officers of Mafco Worldwide and Panavision are parties to employment agreements with the operating subsidiary each is employed by. The following is a description of certain terms of such agreements.

     Mr. Taub has an employment agreement with Mafco Worldwide which provides for his employment as President and Chief Executive Officer commencing on August 1, 2001 through July 31, 2006. Mafco Worldwide has the right at any time to give written notice of the non-renewal of the employment term. Upon the giving of such notice, the employment term is automatically extended so that it ends five years after the last day of the month in which the notice was given. The employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, although in no event will the term extend beyond May 25, 2016. Mr. Taub will be paid an annual base salary of not less than $685,000, subject to increase at the discretion of Mafco Worldwide. In addition, Mr. Taub may earn a performance bonus of up to 150% of base salary, subject to an annual maximum of $1 million, pursuant to his participation in the Mafco Worldwide Performance Bonus Plan as set forth in his employment agreement. In the event of a breach of the agreement by Mafco Worldwide, Mr. Taub is entitled to terminate the employment agreement; in that event or in the event that Mafco Worldwide terminates the agreement other than for cause or Mr. Taub's disability, Mr. Taub is generally entitled to receive payment of base salary and bonus and the continuation of benefits for five years, offset by any other compensation Mr. Taub earns during this period. If Mafco Worldwide terminates Mr. Taub's employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Taub is to be paid through the date of termination only.

     Mr. Farrand has an employment agreement with Panavision which provides for his employment as President and Chief Executive Officer for a stated term commencing January 1, 1999 and ending December 31, 2001. Panavision may give notice of non-renewal at any time on or after December 31, 1999 and the term of employment will end 24 months after the last day of the month in which such notice is given. The agreement provides for a base salary of not less than $800,000 in 1999, $900,000 in 2000 and $1,000,000 in 2001 and thereafter. The agreement also provides for participation by Mr. Farrand in Panavision's Executive Incentive Compensation Plan. In the event of Mr. Farrand's death, or termination of his employment agreement by Panavision as a consequence of his being disabled and unable to perform his duties for more than six months, the agreement terminates except that Mr. Farrand's estate in the case of death or Mr. Farrand in the case of disability will continue to receive 60% of base salary for the balance of the term or 24 months, whichever is longer. If Panavision terminates Mr. Farrand's employment other than for disability or cause (as defined in the agreement) or if Mr. Farrand quits as a consequence of a material breach of the agreement by Panavision, for the balance of the term or 24 months, whichever is longer, Mr. Farrand will continue to receive base salary, incentive compensation prorated to the date of termination and at a rate equal to 50% of Base Salary thereafter, and fringe benefits, subject, however, to a duty on his part to mitigate damages by seeking other employment. If Panavision terminates Mr. Farrand's employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Farrand is to be paid through the date of termination only.

     Mafco Worldwide also entered into an employment agreement with Mr. Grace which provides for him to be employed commencing on August 1, 2000 through December 31, 2003. At any time on or after December 31, 2002, Mafco Worldwide has the right to give notice of the non-renewal of the employment term. Upon the giving of such notice the employment term is automatically extended so that it ends twelve months after the last day of the month in which the notice was given. From and after December 31, 2003 the employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, as described above. Mr. Grace will be paid an annual base salary of not less than $192,000, subject to increase at the discretion of Mafco Worldwide. In addition, Mr. Grace may earn a performance bonus of up to 150% of base salary, subject to an annual maximum of $1 million, pursuant to his participation in the Mafco Worldwide Performance Bonus Plan as set forth in his employment agreements. In the event of a breach of an agreement by Mafco Worldwide, Mr. Grace is entitled to terminate his employment agreement; in that event or in the event that Mafco Worldwide terminates an agreement other than for cause or disability, the executive is generally entitled to receive payment of base salary and bonus and the continuation of benefits for the longer of the remaining term of the agreement or twelve months, offset by any other compensation the executive earns during this period.

     Mr. Seybold has an employment agreement with Panavision which provides that if at any time his employment with Panavision is terminated by Panavision other than for cause, death or disability, he will be entitled to a lump sum severance payment equal to the greater of (i) $200,000 or (ii) his annual base salary in effect at that time. Mr. Seybold also participates in Panavision's Executive Incentive Compensation Plan.


MAFCO WORLDWIDE PENSION PLAN FOR SALARIED EMPLOYEES

     The following table sets forth information concerning the estimated annual pension benefits payable to Messrs. Taub and Grace. A portion of the benefits will be paid under the Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan (the "Salaried Pension Plan") , a portion will be paid under an insurance contract issued by the John Hancock Life Insurance Company providing for annuities (the "Annuities") payable to participants in a prior pension plan sponsored by Mafco Worldwide and a portion will be paid under the Mafco Worldwide Corporation Benefit Restoration Plan (the "Restoration Plan"). Participants in the Salaried Pension Plan generally include participants under the prior plan and certain salaried employees who are at least age 21 and credited with at least one thousand hours of service in any Plan Year (as defined in the Salaried Pension Plan) since the date such employee commenced employment.

     Benefits to participants vest fully after five years of service and such benefits are determined primarily by a formula taking into account an average final compensation determined by averaging the three consecutive completed calendar years of greatest compensation earned during the participant's service to Mafco Worldwide and the number of years of service attained by the individual participants. Benefits are subject to the maximum limitations imposed by federal law on pension benefits. The annual limitation in 2001 was $140,000 based on a maximum allowable compensation of $170,000. Such compensation is composed primarily of regular base salary, bonus and employers' contributions to qualified deferred compensation plans. Subject to certain restrictions, participants may make voluntary after-tax contributions of up to ten percent of their aggregate compensations. Any such voluntary contributions are fully vested and nonforfeitable at all times.

     Mafco Worldwide established the Restoration Plan, which was designed to restore retirement benefits to those employees whose eligible pension earnings are limited to $170,000 under regulations enacted by the Internal Revenue Service. Under the Restoration Plan, maximum eligible pension earnings are limited to $500,000. The Restoration Plan is not funded; all other vesting and payment rules follow the Salaried Pension Plan.

     The following table shows estimated aggregate annual benefits payable upon retirement under the Annuities, the Salaried Pension Plan and the Restoration
Plan:

  HIGHEST
CONSECUTIVE                 ESTIMATED ANNUAL STRAIGHT LIFE ANNUITY BENEFITS AT
THREE YEAR                  RETIREMENT WITH INDICATED YEARS OF CREDITED SERVICE
  AVERAGE                   ---------------------------------------------------
COMPENSATION        15              20              25              30              35
------------        ---             ---             ---             ---             ---
 $125,000        $ 31,524         $42,032        $ 52,540        $ 52,540        $ 52,540
  150,000          39,024          52,032          65,040          65,040          65,040
  175,000          46,524          62,032          77,540          77,540          77,540
  200,000          54,024          72,032          90,040          90,040          90,040
  225,000          61,524          82,032         102,540         102,540         102,540
  250,000          69,024          92,032         115,040         115,040         115,040
  300,000          84,024         112,032         140,040         140,040         140,040
  400,000         114,024         152,032         190,040         190,040         190,040
  450,000         129,024         172,032         215,040         215,040         215,040
 500,000+         144,024         192,032         240,040         240,040         240,040

Benefits shown above reflect the straight life annuity benefit form of payment for employees, assume normal retirement at age 65 and reflect the deduction for Social Security amounts, but do not reflect the offset for the actuarial equivalent of the benefit derived from the employer contribution account in the 401(k) Plan.

     As of December 31, 2001, credited years of service for Mr. Taub was 26 years and for Mr. Grace, 24 years.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file such forms for a specified fiscal year, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2001, except that Mr. Gittis was delayed in reporting 25,000 shares of Common Stock he purchased in June 2001.

COMMON STOCK PERFORMANCE

     The graph and table set forth below present a comparison of cumulative stockholder return through December 31, 2001, assuming reinvestment of dividends, by an investor who invested $100 on December 31, 1996 in each of (i) the Common Stock, (ii) the S & P 500 Composite Index (the "S & P 500 Index") and
(iii) a peer group composed of the companies in the Dow Jones Food Index.


                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                       COMPANY COMMON STOCK, THE S & P 500
                       INDEX AND THE DOW JONES FOOD INDEX










Value of Initial Investment     12/31/96  12/31/97   12/31/98  12/31/99   12/31/00   12/31/01
---------------------------     --------  --------   --------  --------   --------   --------
M & F Worldwide Corp.           $100.00    $130.83   $134.17    $67.50     $51.67     $57.33
S&P 500 Index                   $100.00    $133.36   $171.47    $207.56   $188.66    $166.24
Dow Jones Food Index            $100.00    $131.85   $181.78    $137.67   $171.83    $154.95

               PROPOSAL 2 - RATIFICATION OF SELECTION OF AUDITORS


     The Audit Committee has selected, subject to ratification by the stockholders, Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending December 31, 2002.

     The ratification of the selection of Ernst & Young LLP will require the affirmative vote of the holders of a majority of the outstanding shares of Voting Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the ratification of the auditors (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

     Ernst & Young LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     AUDIT FEES. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company's 2001 financial statements and reviews of the financial statements included in the Company's Forms 10-Q for 2001 were $1,095,100.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for professional services rendered in 2001 for financial information systems design and implementation were $-0-.

     ALL OTHER FEES. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for all other services rendered in 2001 to the Company were $486,400, including audit related fees of $110,900 and all other services of $375,500. Audit related fees generally include employee benefit plan audits, statutory audits and reviews not required for the audit of the consolidated financial statements and other accounting consultations.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2002.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS


     The following table sets forth as of March 25, 2002, the total number of shares of Common Stock and Preferred Stock beneficially owned, and the percent of Voting Stock so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Preferred Stock, by the officers named in the summary compensation table and by all directors and officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock or Preferred Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                                  Amount and Nature
                                                    of Beneficial           Percent of
                                                     Ownership(a)          Voting Stock
                                                  -----------------        ------------
Mafco Consolidated Group Inc.                         6,648,800(b)             25.12%
  35 East 62nd Street
  New York, NY  10021

PX Holding Corporation                                1,500,000(b)              5.67%
  35 East 62nd Street                                 6,848,820(b)(c)          25.87%
  New York, NY  10021

Dimensional Fund Advisors Inc.                        1,374,850                 5.19%(d)
  1299 Ocean Avenue
  Santa Monica, CA  90401

Jaymie A. Durnan                                            500                 *
Theo W. Folz                                            535,000                 2.02%
Howard Gittis                                           132,500                 *
Peter W. Grace                                           70,000                 *
J. Eric Hanson                                          262,500                 *
Ed Gregory Hookstratten                                       0
Lance Liebman                                             2,000                 *
Paul M. Meister                                          72,416                 *
Ronald O. Perelman                                      500,000                 1.89%
Barry F. Schwartz                                         5,000                 *
Todd J. Slotkin                                           5,000                 *
Bruce Slovin(e)                                          10,410                 *
Stephen G. Taub                                         350,000                 1.32%
All directors and executive officers                 16,942,946                64.01%
  as a group (13 persons)(f)


*    Less than 1%.

(a) Includes Common Stock, Preferred Stock and options on Common Stock exercisable within 60 days. Of the shares of Common Stock shown for each individual listed, the following amounts represent options exercisable within 60 days: Mr. Folz - 525,000; Mr. Hanson - 250,000; Mr. Perelman - 500,000; Mr. Taub - 350,000.

(b) All of such shares of Common Stock and Preferred Stock are indirectly owned by Mr. Perelman through Mafco Holdings and aggregate 56.66% of the Voting Stock. The shares so owned and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of Mafco Holdings or its affiliates.

(c)  Preferred Stock

(d)  Represents 7.01% of Common Stock outstanding

(e) Of the shares owned, 5,000 are held in trust for a minor child. Mr. Slovin disclaims beneficial ownership of such 5,000 shares.

(f) Includes shares of Common Stock and Preferred Stock indirectly owned by Mr. Perelman through Mafco Holdings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     PANAVISION ACQUISITION. Pursuant to a Stock Purchase Agreement dated as of April 19, 2001 (the "Stock Purchase Agreement") between PX Holding and the Company, the Company acquired from PX Holding 7,320,225 shares of common stock (the "Acquired Shares") of Panavision. The aggregate consideration for the Acquired Shares consisted of (i) $80,000,000 in cash, (ii) 1,500,000 shares of Common Stock and (iii) 6,182,153 shares of Preferred Stock. Immediately following the Panavision Acquisition, the Company contributed the Acquired Shares to the capital of a wholly owned subsidiary, PVI Acquisition Corp. ("PVI Acquisition").

     At the closing of the Panavision Acquisition, Ronald O. Perelman, the sole stockholder of Mafco Holdings, delivered a letter to the Company in which Mr. Perelman agreed that, if the Company determines in its good faith reasonable judgment that Panavision is unable to make required payments of principal or interest under its existing bank credit facilities dated as of June 4, 1998, as amended through the Third Amendment dated as of March 15, 2002 (the "Existing Credit Agreement") or its 9-5/8% Senior Subordinated Notes due 2006 (the "Existing Notes"), he or corporations under his control will provide such financial support to the Company as may be required by Panavision in connection with such payments of principal and interest. The financial support from Mr. Perelman will be in an amount as the Company determines. However, there can be no assurance that the Company will make such determination or if such determination is made, whether such determination will be adequate and timely in order to meet Panavision's needs, if such needs arise. Also at the closing of the Panavision Acquisition, Mafco Holdings delivered a letter to the Company pursuant to which Mafco Holdings agreed that it or corporations under its control would disburse to the Company an aggregate amount of $10 million to be invested by the Company in Panavision (the "M & F Investment") if Panavision was unable to make required payments of principal or interest under its Existing Credit Agreement or Existing Notes, but in any event no later than December 31, 2001. Concurrently, the Company delivered to Panavision a letter pursuant to which the Company agreed that it would make available to Panavision an aggregate amount of $10 million as required by Panavision to make payments of principal or interest under its Existing Credit Agreement or Existing Notes, but in any event no later than December 31, 2001, in exchange for subordinated debt, common stock or voting preferred stock of Panavision. The M & F Investment was conditioned upon the Company having previously received an equivalent cash amount pursuant to its letter agreement with Mafco Holdings. The financial support to be provided by Mr. Perelman and Mafco Holdings to the Company would be evidenced by either or both of (i) subordinated debt of the Company, maturing as the Company determines based on its cash flow projections and bearing on interest rate equal to that of the bank credit facilities outstanding at the Pneumo Abex Corporation and (ii) newly issued shares of Preferred Stock priced at the greater of (a) $15.00 per share and (b) the then fair market value of the Company's common stock.

     On December 21, 2001, in satisfaction of the obligation set forth in the letter dated April 19, 2001 from Mafco Holdings to the Company, PX Holding paid $10 million to the Company in exchange for which the Company issued 666,667 shares of Preferred Stock to PX Holding. Also on December 21, 2001, the Company purchased from PX Holding $22 million principal amount of Panavision's Existing Notes for $8,140,000. Such notes, together with $2,525,000 principal amount of Panavision's Existing Notes owned by the Company, were delivered to Panavision in exchange for 1,381,690 (the "Exchanged Shares") newly-issued shares of Panavision's Series A Non-Cumulative Perpetual Participating Preferred Stock in satisfaction of the Company's obligation to make the M & F Investment.

     PANAVISION/COMPANY REGISTRATION RIGHTS AGREEMENT. Panavision and the Company entered into a letter agreement dated as of December 21, 2001, pursuant to which Panavision and the Company agreed to amend the Registration Rights Agreement originally between PX Holding and Panavision, dated as of June 5, 1998 (the "Panavision/Company Registration Rights Agreement") to, among other things, include the Exchanged Shares within the definition of "Registrable Securities"). In connection with the Panavision Acquisition, on April 19, 2001 PX Holding had assigned to the Company and the Company had assumed the Panavision/Company Registration Rights Agreement pursuant to which the Company and certain transferees of Registrable Securities held by the Company (the "Holders") have the right to require Panavision to register all or part of the Registrable Securities owned by such Holders under the Securities Act of 1933 (a "Demand Registration"). Panavision may postpone giving effect to a Demand Registration for up to a period of 30 days if Panavision believes such registration might have a material adverse effect on any plan or proposal by Panavision with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or Panavision is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Panavision. In addition, the Holders will have the right to participate in registrations by Panavision of its common stock (an "Incidental Registration") subject, however, to certain rights in favor of Panavision to reduce, or eliminate entirely, the number of Registrable Securities the Holders may have registered in an Incidental Registration. Panavision will pay all out-of-pocket expenses incurred in connection with a Demand Registration or an Incidental Registration, except for underwriting discounts, commissions and related expenses attributable to the Registrable Securities sold by such Holders.

     COMPANY/PX HOLDING REGISTRATION RIGHTS AGREEMENT. PX Holding and the Company entered into a letter agreement, dated as of December 21, 2001, pursuant to which the Company and PX Holding agreed to amend the Registration Rights Agreement, dated as of April 19, 2001, entered into in connection with the Panavision Acquisition (the "Company/PX Holding Registration Rights Agreement"), to, among other things, include within the definition of "Registrable Securities" any additional shares of the Company which may be issued to PX Holding in the future. Pursuant to the Company/PX Holding Registration Rights Agreement, PX Holding and certain transferees of Common Stock and Preferred Stock (collectively, "Registrable Shares") held by PX Holding (the "Holders") have the right to require the Company to register all or part of the Registrable Shares owned by such Holders under the Securities Act of 1933 (a "Demand

Registration"). The Company may postpone giving effect to a Demand Registration for up to a period of 30 days if the Company's Board of Directors believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. In addition, the Holders will have the right to participate in registrations by the Company of its equity securities (an "Incidental Registration") subject, however, to certain rights in favor of the Company to reduce, or eliminate entirely, the number of Registrable Shares the Holders have requested to be registered in an Incidental Registration. The Company will pay all out-of-pocket expenses incurred in connection with a Demand Registration or an Incidental Registration, except for underwriting discounts and commissions attributable to the Registrable Shares sold by such Holders and the fees of any counsel retained by holders in connection with any Demand or Incidental Registration.

     PANAVISION/COMPANY TAX SHARING AGREEMENT. Since the closing of the Panavision Acquisition on April 19, 2001, Panavision, for federal income tax purposes, has been included in the affiliated group of which the Company is the common parent, and Panavision's federal taxable income and loss will be included in such group's consolidated tax return filed by the Company. Panavision also may be included in certain state and local tax returns of the Company or its subsidiaries. As of April 19, 2001, Panavision and certain of its subsidiaries and the Company entered into a tax sharing agreement (the "Panavision/Company Tax Sharing Agreement"), pursuant to which the Company has agreed to indemnify Panavision against federal, state or local income tax liabilities of the consolidated or combined group of which the Company (or a subsidiary of the Company other than Panavision or its subsidiaries) is the common parent for taxable periods beginning on or after April 19, 2001 during which Panavision or a subsidiary of Panavision is a member of such group. Pursuant to the Panavision/Company Tax Sharing Agreement, for all taxable periods beginning on or after April 19, 2001, Panavision will pay to the Company amounts equal to the taxes that Panavision would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Panavision), except that Panavision will not be entitled to carry back any losses to taxable periods ending prior to April 19, 2001. Since the payments to be made under the Panavision/Company Tax Sharing Agreement will be determined by the amount of taxes that Panavision would otherwise have to pay if it were to file separate federal, state and local income tax returns, the Panavision/Company Tax Sharing Agreement will benefit the Company to the extent the Company can offset the taxable income generated by Panavision against losses and tax credits generated by the Company and its other subsidiaries. To the extent that Panavision has losses for tax purposes, the Panavision/Company Tax Sharing Agreement permits Panavision to carry those losses back to April 19, 2001 and forward for so long as Panavision is included in the affiliated group of which the Company is the common parent (in both cases, subject to federal, state and local rules on limitation and expiration of net operating losses) to reduce the amount of the payments Panavision otherwise would be required to make to the Company in years in which Panavision has current income for tax purposes.

     PANAVISION/MAFCO HOLDINGS TAX SHARING AGREEMENT. For the period from February 1, 1999 through April 19, 2001, Panavision, for federal income tax purposes, was included in the affiliated group of which Mafco Holdings is the common parent, and for such period Panavision's federal taxable income and loss was included in such group's consolidated tax return filed by Mafco Holdings. As of February 1, 1999, Panavision and certain of its subsidiaries and Mafco Holdings entered into a tax sharing agreement (the "Panavision/Mafco Holdings Tax Sharing Agreement") containing terms and conditions substantially the same as those in the Panavision/Company Tax Sharing Agreement. The Panavision/Mafco Holdings Tax Sharing Agreement governed tax matters between Panavision and Mafco Holdings for the period from February 1, 1999 through April 19, 2001 and continues in effect as to matters such as audit adjustments and indemnities.

     LAS PALMAS ACQUISITION. In July 2001 the Company purchased all of the issued and outstanding shares of Las Palmas Productions, Inc. ("Las Palmas") which runs EFILM. As a result, Las Palmas became a wholly-owned subsidiary of the Company. The consideration paid by the Company at closing consisted of $5.4 million to the selling shareholders and $600,000 to Las Palmas. The Company also agreed to make additional payment to the selling shareholders based on the EBITDA of EFILM (with a guaranteed minimum of $1.5 million). Las Palmas entered into a series of transactions with Panavision to provide it substantially all of the benefits of, and obligate it with respect to, EFILM. Specifically, Las Palmas (i) subleased the real estate used in the business to Panavision, (ii) leased the property and equipment used in the business to Panavision on a month-to-month basis, (iii) seconded all of Las Palmas employees to Panavision until July 2, 2008 or such later date mutually agreed upon, and (iv) granted a worldwide, nonexclusive license to certain technology and intellectual property to be used solely in connection with servicing customers to Panavision until July 2, 2008, which agreement automatically renews for successive one year terms unless prior written notice is provided by a party (collectively, the "EFILM Agreements"). In addition to monthly payments, the EFILM Agreements require that Panavision pay to Las Palmas one-time cash payment equal to the greater of (a) 90% of the average annual EBITDA (as defined in the EFILM Agreements) of the EFILM business over a two-year Incentive Period (as defined in the EFILM Agreement) or (b) $1.5 million, such payment to occur no earlier than 2004 and no later than 2007. The Company has agreed to sell to Panavision all of the issued and outstanding shares of Las Palmas. Panavision has agreed to purchase these shares, for a price of $6.7 million cash, subject to the consummation of a refinancing of Panavision's Existing Credit Agreement.

     TRANSFER OF PANAVISION'S EXISTING NOTES. Mafco Holdings has agreed to sell and the Company has agreed to purchase $37.7 million principal amount of Panavision's Existing Notes for $17.3 million, consisting of the assumption by the Company of $6.85 million of margin debt and issuance by the Company of shares of preferred stock at $15.00 per share for the $10.45 million balance of the purchase price. The Company has agreed to contribute these $37.7 million principal amount of Panavision's Existing Notes to Panavision in exchange for shares of preferred stock of Panavision. In addition, Pneumo Abex has agreed to sell and Panavision has agreed to purchase $11.4 million principal amount of Panavision's Existing Notes for $4.56 million cash. These transactions are subject to the consummation by Panavision of a refinancing of its Existing Credit Agreement.

     ABEX MERGER/TRANSFER AGREEMENT. In connection with the merger on June 15, 1995 of Abex, Inc. ("Abex"), currently known as Mafco Consolidated, and a wholly owned subsidiary of Mafco Holdings (the "Abex Merger") and the related transfer (the "Transfer") to a subsidiary of Mafco Consolidated of substantially all of Abex's consolidated assets and liabilities, with the remainder being retained by the Company, the Company, a subsidiary of Abex, Pneumo Abex and certain other subsidiaries of the Company entered into a Transfer Agreement (the "Transfer Agreement"). Under the Transfer Agreement, substantially all of Abex's consolidated assets and liabilities, other than those relating to its Abex NWL Aerospace Division ("Aerospace") were transferred to a subsidiary of Mafco Consolidated, with the remainder being retained by Pneumo Abex. The Transfer Agreement provides for appropriate transfer, indemnification and tax sharing arrangements, in a manner consistent with applicable law and existing contractual arrangements.

     The Transfer Agreement requires such subsidiary of Mafco Consolidated to undertake certain administrative and funding obligations with respect to certain asbestos claims and other liabilities, including environmental claims, retained by Pneumo Abex. The Company will be obligated to make reimbursement for the amounts so funded only when amounts are received by the Company under related indemnification and insurance arrangements. Such administrative and funding obligations would be terminated as to asbestos products claims in the case of a bankruptcy of Pneumo Abex or the Company or of certain other events affecting the availability of coverage for such claims from third party indemnitors and insurers. In the event of certain kinds of disputes with Pneumo Abex's indemnitors regarding their indemnities, the Transfer Agreement permits the Company to require such subsidiary to fund 50% of the costs of resolving the disputes. The Transfer Agreement further provides that Mafco Consolidated will indemnify the Company with respect to all environmental matters associated with Abex's former operations to the extent not paid by third party indemnitors or insurers, other than the operations relating to Aerospace which was sold to Parker Hannifin Corporation in 1996.

     COMPANY/MAFCO CONSOLIDATED REGISTRATION RIGHTS AGREEMENT. In connection with the Abex Merger, Mafco Consolidated and the Company entered into a registration rights agreement (the "Company/Mafco Consolidated Registration Rights Agreement") providing Mafco Consolidated with the right to require the Company to use its best efforts to register under the Securities Act of 1933, as amended (the "Securities Act"), and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated all or a portion of the issued and outstanding

Common Stock, if any, retained (the "Retained Shares") by Mafco Consolidated in the Abex Merger (the "Registrable Shares"). Such demand rights are subject to the conditions that the Company is not required to (i) effect a demand registration more than once in any 12 month period, (ii) effect more than one demand registration with respect to the Retained Shares, or (iii) file a registration statement during periods (not to exceed three months) (a) when the Company is contemplating a public offering, (b) when the Company is in possession of certain material non-public information, or (c) when audited financial statements are not available and their inclusion in a registration statement is required. In addition, and subject to certain conditions described in the Company/Mafco Consolidated Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of Common Stock or any other class of equity securities, then Mafco Consolidated will have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated of all or a portion of the Registrable Shares as designated by Mafco Consolidated. The Company is responsible for all expenses relating to the performance of, or compliance with, the Company/Mafco Consolidated Registration Rights Agreement except that Mafco Consolidated is responsible for underwriters' discounts and selling commissions with respect to the Registrable Shares being sold. In subsequent amendments to the Company/Mafco Consolidated Registration Rights Agreement, the Company has agreed that shares of Common Stock acquired from time to time by Mafco Consolidated will be treated as "Registrable Shares."

     AFFILIATE ACCOUNTING. During fiscal 2001, the three executive officers of the Company were executives of Mafco Holdings. Such executive officers were not compensated, directly or indirectly, by the Company. Accordingly, in accordance with Staff Accounting Bulletin 79, "Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)," the value of the services provided by such officers to the Company in the amount of $1.5 million is reflected in the consolidated financial statements of the Company as compensation expense and a corresponding increase to paid-in-capital. Neither Mafco Holdings nor any of such executive officers received any payment from the Company in connection with its recognition for accounting purposes of such $1.5 million of compensation expense.


                             ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, M & F Worldwide, 35 East 62nd Street, New York, New York 10021. Each such request must set forth a good faith representation that, as of the Record Date, March 25, 2002, the person making the request was a beneficial owner of Common Stock entitled to vote. In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be received by the Company promptly.

                              STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 2003 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the 2003 meeting) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021, not later than November 30, 2002. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary at the above address by March 24, 2003. The Company's By-laws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-laws, not later than March 24, 2003 and not earlier than February 22, 2003.


                                 OTHER BUSINESS

     The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.


April 8, 2002

                                            By Order of the Board of Directors


                                            M & F WORLDWIDE CORP.

--------------------------------------------------------------------------------

PROXY                        M & F WORLDWIDE CORP.
                                  COMMON STOCK
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING TO BE HELD ON MAY 23, 2002

     The undersigned appoints Glenn P. Dickes, Barry F. Schwartz and Todd J. Slotkin, and each of them, attorneys and proxies, each with power of substitution, to vote all shares of Common Stock of M & F Worldwide Corp. ("MFW") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of MFW to be held on May 23, 2002 on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournments or postponements thereof.


     THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL VOTE SUCH SHARES "FOR" ELECTION OF THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2 . IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, IT IS THE INTENTION OF THE PERSONS NAMED ABOVE TO VOTE SUCH PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


                                                                SEE REVERSE SIDE
--------------------------------------------------------------------------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                             M & F WORLDWIDE CORP.

                                  MAY 23, 2002




                Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------
A [X]  Please mark your
       votes as in this
       example.

                                                        WITHHOLD
                                                        AUTHORITY
                                       FOR             to vote for
                                   all nominees       all nominees
1.     To elect as
       directors of                    [ ]                 [ ]
       M & F Worldwide
       Corp. for terms expiring in 2005 and until their successors are duly elected and qualified.


Withhold for the following only: (Write the name of the nominee(s) in the space below.)

--------------------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:


NOMINEES:
     Jaymie A. Durnan
     Lance Liebman
     Stephen G. Taub


                                                         FOR   AGAINST   ABSTAIN
2.     To ratify the appointment of Ernst & Young LLP
       as independent certified public accountants of    [ ]     [ ]       [ ]
       M & F Worldwide Corp. for 2002.


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.





SIGNATURE                                                   DATE
         ---------------------------------------------------     ---------------
NOTE: Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.